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                                                                    Exhibit 99.1

   Citigroup Makes Statement on Settlement-In-Principle; Announces Charge for
                 Regulatory and Legal Matters and Other Issues

New York, NY, December 23, 2002 - On Friday, Citigroup (NYSE:C) reached a settlement-in-principle with the SEC, NASD, NYSE and the Attorney General of New York of all issues raised in their research, IPO allocation and spinning-related inquiries. Following is a statement by Sanford I. Weill, Chairman and Chief Executive Officer.

      "The settlement-in-principle, once finalized, will bring to a close a difficult chapter in our history. This is an important event for investors, the financial services industry and Citigroup. During this period, we cooperated fully with inquiries by regulators and the New York Attorney General and, at the same time, led the industry in implementing reform. Our company is better positioned for the future as a result.

      "We also rose to meet challenges posed by the collapse of the Argentine economy, a number of major corporate bankruptcies and a groundswell of investor distrust in the integrity of U.S. business and capital markets. Throughout this period, our employees maintained their dedication to serving our customers, delivering on our goals, embracing the spirit of reform and thereby laid the groundwork to increase the confidence of customers and investors both in our company and our financial system.

      "We will take a charge in the fourth quarter toward the anticipated cost of resolving regulatory inquiries and associated litigation, as well as increased credit losses. We look forward to the new year with renewed energy, fully focused on the important work of continuing to build Citigroup into the world's finest financial services firm."

      "Further, to enhance investor confidence and to safeguard the independence of our research function, Sallie Krawcheck, CEO of Smith Barney, will meet directly with the Board's Nominations and Governance Committee periodically to discuss analyst independence."

Citigroup is establishing a reserve for the cost of this settlement and toward estimated costs of the private litigation related to the matters that were the subject of the settlement as well as the regulatory inquiries and private litigation related to Enron. The addition to the reserve for these matters will result in an after tax charge of approximately $1.3 billion or 25 cents per share (diluted). The Company believes that it has substantial defenses to the pending private litigations which are at a very early stage. Given the uncertainties of the timing and outcome of this type of litigation, the large number of cases, the novel issues, the substantial time before these cases will be resolved, and the multiple defendants in many of them, this reserve is difficult to determine and of necessity subject to future revision. However, the Company believes the current charge is a prudent measure toward putting all of these matters behind it. Citigroup is also increasing credit reserves by $200 million after tax or 4 cents per share (diluted) to reflect the ongoing challenges in the corporate credit environment. Combined, these items will result in a total charge of $1.5 billion after tax or 29 cents per share (diluted) to fourth quarter results. Including these charges, Citigroup anticipates delivering record core and net income in 2002.

                                      # # #

Media:                     Leah Johnson:    212-559-9446
                           Christina Pretto:212-793-8217
Investors:                 Sheri Ptashek:   212-559-2718
Fixed Income Investors:    John Randel:     212-559-5091
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To participate in the Audio Webcast (which will be listen-only) go to
www.citigroup.com/citigroup/fin and click on the link for the 8:00am audio webcast.

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

Citigroup (NYSE: C), the preeminent global financial services company with some 200 million customer accounts in more than 100 countries, provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Salomon Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at: www.citigroup.com